Exhibit (a)(1)(C)

AUDIOCODES LTD.
OFFER TO PURCHASE FOR CASH
UP TO 3,000,000 OF ITS OUTSTANDING ORDINARY SHARES
AT
$4.35 NET PER SHARE

IN AN OFFER BEING CONDUCTED IN THE UNITED STATES AND ISRAEL

The Offer Period and withdrawal rights will expire at 10:00 a.m., New York time, and 5:00 p.m.,
Israel time, on Wednesday, July 20, 2016, unless the Offer is extended.

June 16, 2016

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

We have been appointed by AudioCodes Ltd. (“AudioCodes”), to act as Information Agent in connection with:

•	An Offer to Purchase, and the related Letter of Transmittal, which as amended or supplemented from time to time, together constitute the “Offer,” in connection with the tender offer of AudioCodes to purchase up to 3,000,000 of its ordinary shares, nominal (par) value NIS 0.01 per share (the “Shares”), representing approximately 8.2% of AudioCodes’ issued and outstanding shares (excluding 18,732,638 Shares held as treasury shares) and of its voting power as of June 13, 2016, at a price of $4.35 per Share, net to the seller in cash, less any applicable withholding taxes, and without interest, upon the terms of, and subject to the conditions set forth in, the Offer.

The description of the Offer in this letter is only a summary and is qualified by the information set forth in the enclosed Offer to Purchase and Letter of Transmittal.

Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold shares registered in your name or in the name of your nominee.

We urge you to contact your clients as promptly as possible. Please note that the Offer Period and withdrawal rights expire at 10:00 a.m., New York time, and 5:00 p.m., Israel time on Wednesday, July 20, 2016, unless the Offer is extended.

The Offer

Your attention is directed to the following:

1.	The Offer price is $4.35 per Share, net to the seller in cash, less any applicable withholding taxes and without interest.
2.	Payments to tendering shareholders will be subject to Israeli withholding tax at the fixed rate of 25% of the gross proceeds payable to them pursuant to the Offer, unless the shareholder is entitled to an exemption or a different withholding rate. Israeli tax will not be withheld from a tendering shareholder who certifies on the enclosed “Declaration of Status for Israeli Income Tax Purposes” that the shareholder:
•	holds less than 5% of all of the outstanding Shares of AudioCodes;
•	is not a resident of Israel, and
•	acquired their AudioCodes Shares on or after AudioCodes’ initial public offering on Nasdaq in June 1999.

See “Israeli Withholding Tax” below and Section 5 of the Offer to Purchase. Please e-mail or fax the “Declaration of Status for Israeli Income Tax Purposes” completed by each tendering shareholder to the Information Agent, Alliance Advisors LLC, at:

E-mail: reorg@allianceadvisorsllc.com
Fax: +1-973-338-1430
Attention: Reorg. Department

3.	The Offer is being made for up to 3,000,000 Shares, representing approximately 8.2% of AudioCodes’ issued and outstanding Shares (excluding 18,732,638 Shares held as treasury shares) and of its voting power as of June 13, 2016.
4.	Shareholders may tender their Shares until 10:00 a.m., New York time, and 5:00 p.m., Israel time, on July 20, 2016 (the “Completion Date”), unless the Offer is extended. The period from the commencement of the Offer until the Completion Date (as may be extended by AudioCodes) is referred to as the Offer Period.
5.	Promptly following the Completion Date, AudioCodes will publicly announce whether or not the conditions to the Offer have been satisfied or, subject to applicable law, waived by AudioCodes.

The Completion Date will change if AudioCodes decides to extend the Offer Period. Shareholders may withdraw any previously tendered Shares at any time prior to the completion of the Offer Period. See “Introduction,” Section 1, Section 3 and Section 4 of the Offer to Purchase.

6.	Shareholders may tender all or a portion of their Shares. The Offer is being made to all shareholders of AudioCodes and is not conditioned on any minimum number of Shares being tendered. On the Completion Date, if the number of Shares that are validly tendered and not properly withdrawn prior to the completion of the Offer Period (as may be extended by AudioCodes) is less than or equal to 3,000,000 Shares, AudioCodes will, on the terms and subject to the conditions of the Offer, purchase all of the Shares so tendered unless AudioCodes elects to terminate the Offer. The Offer is not conditioned on the availability of financing. Please see Section 10 of the Offer to Purchase, which sets forth in full the conditions to the Offer and specifies those conditions to the Offer that are waivable by AudioCodes.
7.	If more than 3,000,000 Shares are validly tendered and not properly withdrawn in the United States and Israel in the aggregate, prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Completion Date, AudioCodes will purchase 3,000,000 Shares on a pro rata basis from all shareholders who have validly tendered their Shares in the Offer Period and have not properly withdrawn their Shares before the completion of the Offer Period. In these circumstances, the proration factor will be calculated by dividing (x) 3,000,000 Shares, the maximum number of Shares that AudioCodes is offering to purchase, by (y) the aggregate number of Shares validly tendered in the Offer and not properly withdrawn in the U.S. and Israel. Shareholders should consult with their brokers or other financial or tax advisors on the possibility of designating the priority in which their Shares will be purchased in the event of proration.
8.	Promptly following the Completion Date, AudioCodes will announce the results of the Offer and the proration factor, if any. If AudioCodes unable to promptly determine the proration factor, it will announce the preliminary results. Shares accepted for payment pursuant to the Offer will be paid promptly following the calculation of the final proration factor.

Israeli Withholding Tax

If your client determines to tender his or her Shares in the Offer, you should also request instructions as to whether he or she is eligible for (i) an exemption from Israeli withholding tax by completing the enclosed Declaration of Status for Israeli Income Tax Purposes, or (ii) otherwise eligible for an exemption or a more favorable Israeli withholding tax rate and provide you with the relevant documentation. See Section 2 and Section 5 of the Offer to Purchase. Please e-mail or fax the “Declaration of Status for Israeli Income Tax Purposes” completed by each tendering shareholder to the Information Agent, Alliance Advisors LLC, at:

E-mail: reorg@allianceadvisorsllc.com
Fax: +1-973-338-1430
Attention: Reorg. Department

Client Documents

Enclosed for your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, are copies of the following documents relating to the Offer:

1.	Offer to Purchase;
2.	Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients;
3.	A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining the clients’ instructions with regard to the Offer;
4.	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9;
5.	Declaration Form (“Declaration of Status for Israeli Income Tax Purposes”); and
6.	Return envelope addressed to American Stock Transfer & Trust Company, LLC, as U.S. Depositary.

Additional Information

In all cases, payment for shares accepted for payment pursuant to the Offer will be made only after timely receipt by the U.S. Depositary of (1) certificates evidencing the Shares (or a confirmation of a book-entry transfer of the shares into the U.S. Depositary’s account at the DTC), (2) the Letter of Transmittal properly completed and duly executed with any required signature guarantees or, in the case of a book-entry transfer, an agent’s message (as described in the Offer to Purchase), (3) the Declaration of Status for Israeli Income Tax Purposes and (4) any other required documents. Tender of shares through notice of guaranteed delivery procedures is not allowed. Please e-mail or fax the “Declaration of Status for Israeli Income Tax Purposes” completed by each tendering shareholder to the Information Agent, Alliance Advisors LLC, at:

E-mail: reorg@allianceadvisorsllc.com
Fax: +1-973-338-1430
Attention: Reorg. Department

AudioCodes will not pay any fees or commissions to any broker, dealer or other person in connection with the solicitation of tenders of Shares pursuant to the Offer (other than to the U.S. and Israeli Depositaries and the Information Agent). However, AudioCodes will, upon request, reimburse you for customary and reasonable mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. AudioCodes will NOT pay or cause to be paid any share transfer taxes payable with respect to the transfer of shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

Any inquiries you may have with respect to the Offer should be addressed to the undersigned at our address and telephone numbers set forth on the back cover page of the Offer to Purchase.

Additional copies of the enclosed material may be obtained from us, at the address and telephone numbers set forth on the back cover page of the Offer to Purchase.

Very truly yours,

ENCLOSURES

NOTHING CONTAINED IN THIS LETTER OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS THE AGENT OF AUDIOCODES, US OR THE U.S. DEPOSITARY, OR OF ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.